EXHIBIT 99
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For:                                        Avatex Corporation


Contact:                                    Grady E. Schleier
                                            Vice President and Treasurer
                                            (214) 365-7450

FOR IMMEDIATE RELEASE
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                     AVATEX CORPORATION ANNOUNCES AGREEMENT
                     TO SELL REMAINING REAL ESTATE INTERESTS
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      DALLAS, TX -- MAY 12, 1999 --  AVATEX CORPORATION (OTCBB: AVAX) today announced that it has reached an agreement to sell its interests in the three remaining real estate developments that it currently owns. Each of the projects is owned and operated by a separate real estate limited partnership, and Avatex, through one or more wholly-owned subsidiaries, owns a general partnership interest and a limited partnership interest in each of the limited partnerships. Avatex has agreed with its partner in the limited partnerships, The Bernstein Companies and its affiliates, that (i) one of the limited partnerships will sell a 194 room hotel located in the northwest area of Washington, D.C. to a third party pursuant to an Agreement of Sale executed on May 7, 1999, and (ii) Avatex will transfer its partnership interests in the other two limited partnerships to its other partner in the partnerships or another affiliate of The Bernstein Companies. These other two limited partnerships own and operate (i) a 156 room hotel located in the Thomas Circle area of Washington, D.C. and (ii) a 38,510 square foot office building and a 150 room hotel located in Annapolis, Maryland.

      Based on its agreement with The Bernstein Companies, Avatex expects to receive a total of approximately $12 million as a result of these transactions, of which approximately $11.4 million will be in cash and approximately $600,000 will be in the form of a one year secured note. Avatex expects to recognize an approximate $6 million gain upon the closing of these transactions, which the parties anticipate will occur on or about May 27, 1999. Assuming the transactions close, Avatex will no longer own any interests in real estate developments.

      Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 38% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.